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THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
ELECTS HOWARD G. BUFFETT AS DIRECTOR

         ATLANTA, Dec. 9, 2010 – The Coca-Cola Company Board of Directors today elected Howard G. Buffett as a Director of the Company, effective immediately.  Mr. Buffett, 55, is president of the Howard G. Buffett Foundation, a private foundation that supports humanitarian initiatives focused on agriculture, nutrition, water and conservation.

As part of his election, Mr. Buffett was appointed to the Company’s Public Issues and Diversity Review Committee, effective Jan. 1, 2011.

Mr. Buffett currently serves on the boards of Berkshire Hathaway Inc., an investment holding company and the largest shareowner of The Coca-Cola Company; Lindsay Corporation, a worldwide leader in the manufacturing of agricultural irrigation products; and Sloan Implement, a privately-owned distributor of John Deere agricultural equipment in North America.

Mr. Buffett served for 10 years as a director of Coca-Cola Enterprises Inc. (CCE), one of the largest Coca-Cola bottlers in the world.  During that time, he chaired CCE’s Public Issues Review Committee.  Mr. Buffett also served as a director of Archer Daniels Midland Company, a leading world food processor, and ConAgra Foods, Inc., one of North America’s largest food service manufacturers and retail food suppliers.

 “We are delighted to welcome Howard to our Board,” said Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company.  “Howard brings a globalist’s perspective on sustainability, extensive knowledge of the Company’s bottling business and significant public company board experience, including his leadership position on the board of our largest shareowner Berkshire Hathaway.  He is well recognized for his good judgment and great work to improve communities throughout the world.  Howard will be an invaluable addition to The Coca-Cola Company.”

In addition to his service on corporate boards, Mr. Buffet has served in elected office in Nebraska, on two Office of the United States Trade Representative committees, and as Chairman of the Nebraska Ethanol Authority and Development Board.  He is a member of the Commission on Presidential Debates, and serves on numerous non-profit boards.

Mr. Buffett has received the Aztec Eagle Award from the President of Mexico, the highest honor bestowed on a foreign citizen by the Government of Mexico, and has been recognized by the Inter-American Institute for Cooperation on Agriculture as one of the most distinguished individuals in agriculture.  He was appointed a United Nations Goodwill Ambassador Against Hunger in 2007.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Along with Coca-Cola, recognized as the world's most valuable brand, the Company's portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate of 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate.

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